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EXHIBIT 21.1

                 SUBSIDIARIES OF WARP TECHNOLOGY HOLDINGS, INC.

1. WARP Solutions, Inc., Delaware corporation.

2. 6043577 Canada, Inc., Canadian corporation.

3. Spider Software, Inc., Canadian corporation.

4. Warp Solutions, Ltd., U.K. corporation.